Exhibit 10.1

SALES SERVICE AGREEMENT

This Sales Service Agreement (this “Agreement”) is made as of the 11th day of August, 2014, by and 振发能源集团有限公司 (Zhenfa Energy Group Co., Ltd.), a Chinese limited liability company (License Number: 渝新 500903000056264) (“Zhenfa”) and Specialized Technology Resources, Inc., a Delaware corporation (“STR”, and together with Zhenfa, the “Parties”, and each individually a “Party”).  “Affiliate” of any Party means another entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party; provided, however, that for purposes of this Agreement the Parties shall not be deemed to be Affiliates.

Background

a.                                       Simultaneously with the execution of this Agreement, STR Holdings, Inc., a Delaware corporation and the parent corporation of STR (“Holdings”), and Zhenfa entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which Holdings has agreed to sell, and Zhen Fa New Energy (U.S.) Co., Ltd., an Affiliate of Zhenfa, has agreed to purchase, shares of common stock of Holdings (the “Purchased Shares”) constituting a majority interest in the common stock of Holdings in accordance with the terms and conditions set forth therein (such purchase and sale to be referred to herein as the “Transaction”).

b.                                       Zhenfa and its Affiliates (the “Zhenfa Group”) specialize in photovoltaic system designs, supplying of materials, contracting and project finance, including the engineering, procurement and construction (“EPC”) of integrated solar projects in China and other countries.

c.                                        In connection with the sale of the Purchased Shares, the Parties desire to establish a strategic relationship whereby the Zhenfa Group would, among other things, assist STR and its Affiliates (collectively, the “Company”) in the marketing, sales and distribution of the Company’s encapsulant products to Chinese solar module manufacturers.

d.                                       Upon the closing of the Transaction, the Zhenfa Group and the Company wish to work together to expand the Company’s business in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, subject to the foregoing, the mutual covenants and agreements set forth herein, and other consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.                                       Effective Date.

As set forth in the Stock Purchase Agreement, the closing of the Transaction (the “Transaction Closing Date”) will be subject to certain conditions to closing, including the receipt by the Company of stockholder approval of the Transaction.  This Agreement shall become automatically effective, without any further action by either Party, upon the Transaction Closing Date.  Thereafter this Agreement shall continue until terminated pursuant to Section 5 hereof.  If the Transaction Closing Date does not occur, this Agreement shall become void ab initio and have no force and effect.

2.                                       Zhenfa Group Assistance.

The Zhenfa Group hereby agrees, from and after the Transaction Closing Date, and for so long as this Agreement shall remain in effect (the “Term”), as follows:

(a)                                 Marketing and Sales; Branding.  The Zhenfa Group agrees to use commercially reasonable efforts to assist the Company with the marketing, sales and distribution of the Company’s encapsulant and related products (as such products may be modified by the Company from time to time, the “Products”) to Chinese solar module manufacturers, and to otherwise provide guidance to the Company in conducting business in China (the “Territory”).

(b)                                 Manufacturing Facilities. The Zhenfa Group agrees to provide the Company with an option to lease a manufacturing facility of not less than 10,000 square meters located in either Wuxi, Jiangsu Province, China or Zhangjiangang, Jiangsu Province, China, as mutually agreed by the Parties, in broom clean, move-in condition rent free for a period of at least five (5) years.  The Company may elect to exercise this option by providing written notice to the Zhenfa Group at any time within two (2) years of the Transaction Closing Date.  If the Company exercises this option and wishes to remain after the initial five (5) year term, the Zhenfa Group agrees to provide an option to extend the lease of such facility for a second term of five (5) years with rent at a rate no higher than fifty (50%) of the fair rental value for such facility.  For the avoidance of doubt, the option to lease set forth in this Section 2(b) shall not survive the termination of this Agreement; provided, however, that any lease entered into pursuant to this Section 2(b) shall be governed by the terms thereof and survive the termination of this Agreement in accordance with the terms thereof.

(c)                                  Government Relations.  The Zhenfa Group agrees to use commercially reasonable efforts to assist the Company with complying with Chinese law (it being understood that maintaining such compliance shall be the sole responsibility of the Company) and obtaining lawful incentives and tax abatements or other lawful tax benefits with respect to the Company’s operations in the Territory.

(d)                                 Raw Materials.  The Zhenfa Group agrees to use commercially reasonable efforts to assist the Company in securing raw materials from local Chinese suppliers on terms and conditions favorable to the Company.

(e)                                  Hiring and Training Personnel.  The Zhenfa Group agrees to use commercially reasonable efforts to assist the Company in hiring, training and developing its workforce in the Territory.

(f)                                   Coordination Committee.  During the Term, the Parties agree to maintain a coordination committee (the “Coordination Committee”) of no less than two (2) individuals, which shall be composed of an equal number of appointees of the Zhenfa Group and the Company, each of whom shall be a member of senior management of the appointing Party.  The Coordination Committee shall meet at least once a month to review and agree on the specific actions to be taken by the Zhenfa Group pursuant to Sections 2(a), 2(c) — 2(e), and Section 3 of this Agreement, and the level of effort requested by STR from the Zhenfa Group relating to such actions together with such other information as either Party may reasonably request.  The Coordination Committee shall also be available to review opportunities for the Zhenfa Group and the Company to expand their cooperation for their mutual benefit.  It is understood that the Coordination Committee shall be advisory only and shall not have the power or authority to bind either Party.

(g)                                  Exclusive Assistance.  During the Term and for a period of six (6) months thereafter, the Zhenfa Group shall not market, sell or distribute encapsulant products (except for services rendered to the Company hereunder) or such other products as the Parties may mutually agree, nor shall it assist any third party, in the marketing, sales or distribution, of any encapsulant products, or such other products as the Parties may mutually agree, sold by the Company within or outside the Territory, or provide any other assistance described in this Agreement to any competitor of the Company.

3.                                       Responsibilities of the Zhenfa Group.

(a)                                  Promotion of Products.  The Zhenfa Group will use its commercially reasonable efforts to enhance the Company’s brand and to promote and maximize the sale and use of the Products in the Territory.  In furtherance of but without limiting the foregoing, the Zhenfa Group agrees to:

(i)                                be available to assist the Company in soliciting orders for the Products within the Territory, and otherwise advise the Company of any sales leads or potential customers for Products within or outside the Territory;

(ii)                                 promote the sales of the Products to suppliers of the Zhenfa Group in compliance with the policies, procedures, warranties, and prices established by the Company from time-to-time, and in compliance with laws as set forth in Section 9 below; and

(iii)                                assist the Company in developing sales catalogs and other literature for the Products for use in the Territory and in distributing such information to its suppliers and other potential customers within the Territory.

(b)                                  Shipping; Import/Export. The Zhenfa Group will use commercially reasonable efforts to assist the Company with (i) the shipping of the Products to (and if necessary from) customers within the Territory, and (ii) the import and export of raw materials and Products in and out of the Territory.

(c)                                   Financing.  The Zhenfa Group will use commercially reasonable efforts to assist the Company in obtaining, on the terms favorable to the Company, debt financing in the Territory to further the Company’s manufacture and sale of Products.

(d)                                  Product Development.  The Zhenfa Group, as an experienced developer of solar projects, shall use commercially reasonable efforts to assist the Company in developing new and better Products.

(e)                                   Production Capacity.  The Zhenfa Group will use commercially reasonable efforts to assist the Company in increasing its production capacity and efficiency with respect to its manufacture of the Products.

(f)                                    Trade Shows.  If requested by the Company, the Zhenfa Group will assist the Company in presentations at trade shows within the Territory and in other sales promotional campaigns within the Territory.

(g)                                   Credit and Collection.  The Zhenfa Group will furnish to the Company, from time to time, any information which it may have from time to time relative to the credit standing of a prospective customer of the Products; will use its commercially reasonable efforts to assist the Company, upon its request, with any collections for Products sold in the Territory; and shall remit to the Company any amounts paid by its customer to the Zhenfa Group, inadvertently or otherwise.

(h)                                  Local Assistance.  The Zhenfa Group shall provide the Company with such assistance as mutually agreed by the Parties to assist the Company in obtaining all required licenses, permits or other governmental authorizations relating to the manufacturing, marketing, sales and distribution of the Products within the Territory, including but not limited to any export or import license or permit.

4.                                       Acceptance of Orders.

It is understood and agreed that all orders for Products, whether within or outside the Territory, are subject to acceptance or rejection, in the sole discretion of the Company.  The Zhenfa Group understands that it is granted only the authority to assist the Company in obtaining orders for Products.  In no case is the Zhenfa Group expressly or impliedly authorized to accept orders on behalf of the Company or to enter into written or oral contracts or agreements of any nature on behalf of the Company.  For the avoidance of doubt, this Agreement does not address or otherwise provide for the purchase or sale of Products, including without limitation to the Zhenfa Group, and any such purchase or sale, or any terms related thereto, shall be provided for in a separate agreement.

5.                                       Term and Termination.

This Agreement shall have an initial term of two (2) years from the Transaction Closing Date and thereafter shall be automatically extended for additional one (1) year periods unless terminated by either Party by at least one hundred and eighty (180) days’ written notice prior to the expiration of the initial term or any subsequent term; provided, however, that this Agreement may be terminated:

(a)                                  By either Party, if the other party breaches any of its obligations under this Agreement and fails to remedy such breach within sixty (60) days after written notice of such breach is provided to such other party.

(b)                                  By either Party, if the Zhenfa Group shall cease to own more than ten percent (10%) of the common stock of the Company.

It is specifically understood by the Parties that if one Party shall duly exercise its right of termination under this Section 5, the only rights of the other Party shall be those specified in Section 6 hereof, and that neither Party shall be entitled to any compensation or claim for goodwill or other loss, cost or expense which either of them may suffer or claim to have suffered by reason of termination of this Agreement.

6.                                       Rights Following Termination.

(a)                                  In the event of termination, the Zhenfa Group shall promptly return to the Company or its designee all sales literature, brochures, technical information, price lists, samples, evaluation units and other materials supplied by the Company to the Zhenfa Group without charge.  Each Party shall also return or destroy all Confidential Information relating to this Agreement, as set forth in certain confidentiality agreement between the Parties, dated May 27, 2014, which continues in full force and effect (the “NDA”).

(b)                                  The rights and obligations of the Parties set forth in Sections6, 7, 11, 14, and 15 shall survive any termination of this Agreement.

7.                                       Proprietary Rights and Confidentiality.

(a)                                  Except as expressly set forth in Section 8, neither this Agreement nor any sale of Products shall be construed as granting to the Zhenfa Group any license or right in or to any patent, copyright, trademark or other proprietary right of the Company.

(b)                                  Each Party hereby acknowledges and agrees that it is subject to the NDA (as amended by the Stock Purchase Agreement), and further agrees to maintain the confidentiality of, and not disclose to others, any confidential or proprietary information of the other Party which it may now have or may hereafter obtain, including without limitation specifications, technical reports, customer lists and product plans relating to the other Party’s business or products.

(c)                                   The Zhenfa Group understands and agrees that unless otherwise expressly agreed to in writing by the Parties, all inventions and other intellectual property rights relating to the Products or the manufacture thereof, including Products or manufacturing processes that may be developed pursuant to this Agreement, including without limitation the right to own all patents, trademarks, copyrights, and related applications with respect thereto (collectively, “Intellectual Property”), shall be owned exclusively by the Company, and the Zhenfa Group hereby agrees to assign to the Company all right, title and interest it may have to all such Intellectual Property.  Provided, however, that the foregoing obligations shall not apply to any manufacturing processes or other Intellectual Property owned or controlled by Zhenfa relating to products or services not substantially similar to the Products.  Without limiting the foregoing, the Zhenfa Group agrees to assist the Company, at Company’s expense, to obtain and enforce patents on any applicable Intellectual Property described above in the Territory and any other countries the Company selects, and will execute any related documents, including, without limitation, application papers or letters, patent assignments, affidavits and oaths of facts within its knowledge, and to assign its right, title, and interest in and to such inventions and related patents to the Company or its designee.  The Zhenfa Group further agrees to do any other things the Company reasonably requests to convey to, or vest in, the Company the rights, titles, benefits, and privileges intended to be conveyed in the Intellectual Property described above, at Company’s expense.  For the avoidance of doubt, the obligations under this Section with respect to the assignment of inventions and other Intellectual Property rights developed during the Term of this Agreement, including the further assurances with respect thereto, shall continue after the termination of this Agreement.

8.                                       Trademarks.

The Zhenfa Group shall conduct its business under its own name.  The Zhenfa Group shall not use any trademarks or tradenames of the Company in any manner, except as authorized in writing by the Company or in connection with the use of literature supplied by the Company, and the Company hereby grants a license to the Zhenfa Group to use the trademarks and tradenames solely as described in this Section.  The Zhenfa Group shall discontinue such usage upon the termination of this Agreement.

9.                                       Compliance with Laws.

In the performance of its respective obligations under this Agreement, each Party shall, and shall cause their Affiliates to comply strictly with all applicable laws, regulations, orders and government policies in any jurisdiction applicable to either such Party, including without limitation, all export laws, as well as the United States of America Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the U.K. Bribery Act, 2010 (the “Bribery Act”) and the anti-bribery provisions included in the PRC Criminal Law and the Chinese Anti-Unfair Competition law and all implementing regulations (the “PRC Anti-Bribery Laws”).  Without limiting the foregoing, each Party agrees that (i) neither it, nor any of its officers, directors employees, agents, affiliates or other representatives, will in connection with the obligations or activities contemplated under this Agreement: pay, offer or promise to pay, or authorize the payment of, any money, or give or promise to give, or authorize the giving of, any services or anything else of value, either directly or through a third party, to any official or employee of any governmental authority or instrumentality, or of a public international organization, or of any agency or subdivision thereof, or to any political party or official thereof or to any candidate for political office for the purpose of: (A) influencing any act or decision of that person in his official capacity, including a decision to fail to perform his official functions with such governmental agency or instrumentality or such public international organization or such political party; (B) inducing such person to use his influence with such governmental agency or instrumentality or such public international organization or such political party to affect or influence any act or decision thereof; or (C) securing any improper advantage; (ii) that it is aware of and familiar with the provisions of the FCPA, the Bribery Act, and the PRC Anti-Bribery Laws; and (iii) that neither it, nor any of its officers, directors, employees, agents, affiliates or other representatives has performed any action or made any payment (including promises to take action or to make payments) in violation of, or that might cause the Company or the Zhenfa Group to be in violation of, the FCPA, the Bribery Act, or the PRC Anti-Bribery Laws.  Each Party hereby agrees to cooperate with the other Party in assuring compliance with the provisions of this Section 9.

10.                                Relationship Between Parties.

The Zhenfa Group and the Company are independent contractors, and this Agreement shall not be deemed to constitute either Party the partner, joint venturer, franchisee, servant, employee, or agent of the other.  Neither Party shall have the authority to act for or to bind the other in any way, to make representations or warranties or to execute agreements on behalf of the other Party, or to represent that a Party is in any way responsible for the acts or omissions of the other Party.  Without limiting the foregoing, the Zhenfa Group shall have no authority to alter any of the terms or conditions of any standard forms or other agreements of the Company with purchasers of Products.

11.                                Notices.

All notices, including notices of address change, required or permitted to be given under this Agreement shall be in writing and deemed to have been received (a) when received if hand delivered, or (b) three business days after being sent by an internationally recognized overnight delivery service.  Notices shall be addressed to the Parties at the addresses set forth below, or at such other address as may be given in writing by either party to the other in accordance with this Section 11.  In addition to the other provisions set forth in this Section 11, any notice or communication to the Parties may be made via electronic transmission (email or fax) and shall be deemed to have been received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

If to the Company:

STR Holdings, Inc.

18 Craftsman Road

East Windsor, Connecticut 06088

Attention: General Counsel

F: 860 758 7416

E: alan.forman@STRHoldings.com

Copy to Counsel:

Philip Flink

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

F:  (617) 289-0427

E:  pflink@brownrudnick.com

If to the Zhenfa Group:

Zhenfa Energy Group Co., Ltd.

27th Floor, No. 1 Building

12 North Qingfeng

Yubei District

Chongqing

China

Attention: Zha Zhengfa, Chairman

F: (86) 023 63016609

with a copy to counsel (which shall not constitute notice):

Polsinelli PC

One East Washington St., Suite 1200

Phoenix, AZ 85004-2568

Attention: Karen Dickinson

F: (602) 532-7447

E:  kdickinson@polsinelli.com

12.                                Assignability.

Each Party acknowledges that the Party is entering into this Agreement in reliance upon the personal reputation, qualifications and abilities of the other Party, and accordingly, neither Party may assign its rights or obligations under this Agreement, either voluntarily or by operation of law, except with the prior written consent of the other Party.  Notwithstanding the foregoing, neither Party shall be bound by the obligations in this Section upon assignment of this Agreement to an Affiliate of such Party

13.                                Expenses.

Unless otherwise agreed in writing by the Parties prior to the incurrence thereof, each of the Parties will pay all costs and expenses incurred by it in connection with its business and the performance of its obligations under this Agreement and will be solely responsible for the acts and expenses of its employees and agents.  Notwithstanding the foregoing, no Party shall have any obligation to incur any third party costs and expenses unless the other Party agrees to reimburse such Party for such costs and expenses.  Reimbursement of such costs and expenses shall be subject to receipt by the reimbursing Party of appropriate documentation, such documentation to be mutually agreed by the Parties, evidencing such costs and expenses.

14.                                No Warranties.

NEITHER PARTY NOR ANY OF ITS AFFILIATES, OR THEIR RESPECTIVE EMPLOYEES, REPRESENTATIVES, OR AGENTS, MAKES ANY WARRANTIES WHATSOEVER AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

15.                                Miscellaneous.

(a)                       This Agreement shall not be binding upon either Party until it has been executed by a duly authorized officer of such Party, and upon the Transaction Closing Date.

(b)                       This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the federal law of the United States of America, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(c) The Parties hereby agree that any disputes arising under this Agreement which cannot be settled amicably shall be required to be resolved through arbitration as set forth in this Section 15(c). In any such case, the Parties hereto agree that any and all disputes which cannot be settled amicably, including any ancillary claims of any Party arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including without limitation disputes regarding the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration under the 2012 Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules 2012”) conducted before three (3) arbitrators in London, England.  Zhenfa Group shall appoint one (1) arbitrator, the Company shall appoint one (1) arbitrator, and such two (2) arbitrators shall appoint the third arbitrator. If the two (2) party appointed arbitrators fail to agree on the selection of a third arbitrator within thirty (30) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment of the third arbitrator in accordance with the ICC Rules 2012. The proceedings shall be in the English language, on the understanding that necessary translation shall be done from or to Chinese. The arbitrators shall not have powers or authority to change or alter the express conditions or provisions of this Agreement, and shall not take any decisions ex aequo et bono. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. Except as required by law or as may be reasonably required in connection with ancillary judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award, the arbitration proceedings, including any hearings, shall be confidential, and the Parties shall not disclose any awards, any materials produced in the proceedings created for the purpose of the arbitration, or any documents produced by another party in the proceedings not otherwise in the public domain. In the event arbitration occurs, the Parties agree that the arbitration award shall be final and binding. All awards may, if necessary, be enforced by any court having jurisdiction in the same manner as a judgment in such court.

(d) In the event that any arbitration proceeding, suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs, and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

(e)                                   If this Agreement is executed in both English and Chinese; the English version shall prevail if there is any conflict or other inconsistencies between the two language versions.  Without limiting the foregoing, all references to “$” shall mean U.S. dollars.

(f)                                    This Agreement constitutes the entire understanding between the Parties relating to the subject matter of this Agreement and supersedes all prior writings, negotiations or understandings with respect thereto.  No modification or addition to this Agreement shall have any effect unless it is set forth in writing and signed by both of the Parties; provided, however, that to be valid any waiver, amendment, change or other modification to this Agreement signed by the Company during the Term shall be approved by a majority of the Continuing Directors (as such term is defined in the Stock Purchase Agreement).

(g)                                   The waiver by either Party of any breach of any provision of this Agreement shall not be construed as a continuing waiver of such breach or as a waiver of other breaches of the same or of other provisions of this Agreement.

(h)                                  This Agreement may be executed by facsimile or electronic signature in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same document.

(i)                                      Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(j)                                     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(k)                                  Neither Party shall be liable for damages resulting from delays in performance hereunder caused by circumstances or events beyond either Party’s reasonable control, including, but not limited to, labor disputes, inability to procure export licenses, legally imposed travel restrictions, natural catastrophe, war, civil disturbance, shortages in materials or labor, delays in receipt of materials, or products from subcontractors.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Zhenfa Energy Group Co., Ltd.
振发能源集团有限公司

/s/ Zha Zhengfa

Name: Zha Zhengfa

Title: Chairman

SPECIALIZED TECHNOLOGY RESOURCES, INC.

/s/ Robert S. Yorgensen

Name: Robert S. Yorgensen

Title: President and Chief Executive Officer